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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders
Standard Motor Products, Inc.:

We consent to the use of our report dated February 22, 2002, with respect to the consolidated balance sheets of Standard Motor Products, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2001, included herein and to the reference to our firm under the heading 'Experts' in the prospectus.

Our report indicates that the consolidated financial statements referred to above have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002, and to account for certain sales incentives in accordance with Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products), which was adopted by the Company as of January 1, 2002.

/s/ KPMG LLP

New York, New York
February 13, 2003